Exhibit 99.1

MC SHIPPING INC.
24 Avenue de Fontvieille
Monte Carlo - Monaco
New York Telephone 646. 623.5333
Email. Investorelations @ MCshipping.com

…FOR IMMEDIATE RELEASE…

MC SHIPPING ANNOUNCES MAJOR SHAREHOLDER SHARE PURCHASES AND DIRECTOR CHANGES

NEW YORK (September 17th 2004) MC Shipping Inc. (AMEX:MCX) announces that Navalmar S.A., one of its principal shareholders, has acquired a further 133,200 shares bringing their total holdings to 2,354,744 or 27.0 % of the outstanding stock. By a previous arrangement whereby Navalmar and V Ships have agreed to vote their shares in concert, this now gives this group over 50% of the outstanding stock and represents a change of control within the terms of the indenture on the outstanding Senior Subordinated Notes. Pursuant to the aforementioned indenture, the Company will make an offer to purchase all outstanding Senior Notes as required thereunder upon a change of control.

Further the Company announces the appointment to the Board of Directors of Anton Pardini. Mr. Pardini is the Chief Investment Officer of Schnitzer Investment Corp. He was previously President and CEO of Lasco Shipping Co. and prior to that General Counsel for the Schnitzer Group of Companies, which includes Schnitzer Steel (NASDAQ: SCHN).

“Anton’s experience and legal background brings an added dimension to our board and we look forward to his being able to make a valuable contribution to the company .” said Tony Crawford, Chief Executive Officer.

Mr. Pardini replaces Peter Shaerf who is stepping down from the board after ten years of service. Mr. Shaerf has agreed to continue handling the investor relations matters for the company.

Any reference herein to the offer to purchase Senior Notes upon a change of control shall not constitute an offer to buy any such Senior Notes.

For further information please contact
Peter Shaerf at MC Shipping Inc.
646 623 5333
Email either MCShipping@aol.com or
Investorrelations@mcshipping.com